Exhibit 99.1

Press Release

Thermadyne Holdings Corporation Announces Continuing Delay in Filing Form 10Q for First Quarter 2006, Form 10K for 2005, Recent Developments with Credit Agreements and Senior Subordinated Notes

Friday July 21, 10:35 am ET

ST. LOUIS—(BUSINESS WIRE)—July 21, 2006—Thermadyne Holdings Corporation (Pink Sheets: THMD - News) announced today several items related to its delayed financial filings.

Financial Statement Filings with SEC and Secured Debt Agreement Matters

As previously announced, the Company will restate prior financial statements for the seven months ended December 31, 2003, the twelve months ended December 31, 2004, each of the quarters in the year ended December 31, 2004, and the first three quarters of 2005.

The restatement of these prior periods will include adjustments in accounting for income taxes, foreign currency translation and the accounting of certain foreign business units. The financial statement presentations have also been reclassified to separate the assets and the liabilities and the results of operations of the discontinued operations. The restatement and other accounting matters that were disclosed in the Company’s Form 8-K filed April 3, 2006 have caused the delay in the Company’s SEC filings. Notwithstanding the ongoing finalization of the financial restatements, the Company released unaudited financial information for all relevant periods, which information can be found in the Company’s Form 8-K filed July 12, 2006.

On July 21, 2006, the Company reached an agreement with its senior secured lender to extend its reporting requirements until July 28, 2006. In this agreement, the Company and its senior secured lender also amended certain financial covenants. Further detail will be provided in a Form 8-K that the Company intends to file with the Securities and Exchange Commission today.

The Company also amended its agreement with its second-lien secured lenders. Under this amendment, the Company will receive an additional $20 million, which will be used to repay an outstanding term loan held by the senior secured lender and a portion of the Company’s revolving credit facility with the senior secured lender. The amendment also removed certain financial covenants until the third quarter of 2007. Further detail will be provided in a Form 8-K that the Company intends to file with the Securities and Exchange Commission today.

Subordinated Debt Agreement Matters

The Company also announced the commencement of a consent solicitation seeking amendments to the indenture governing the Company’s $175 million of 9 1/4% Senior Subordinated Notes due 2014 and waiving existing defaults under that indenture related to the failure of the Company to timely file the Company’s 2005 Form 10-K and first quarter 2006 Form 10-Q with the Securities and Exchange Commission. The amendments would extend the time for filing these reports to August 21, 2006 and would extend the time within which the Company must file its second quarter 2006 Form 10-Q to December 17, 2006. Under the consent solicitation, the indenture would also be amended to provide for the payment of additional special interest on the Notes, initially at a rate of 1.25% per annum, subject to adjustment, and for the payment of contingent cash consent fees to consenting holders of the Notes. Holders of more than 50% of the outstanding Notes have committed to the Company to consent to the solicitation. The consent solicitation will remain open until July 31, 2006. Further detail will be provided in a Form 8-K that the Company intends to file with the Securities and Exchange Commission today.

Mr. Melnuk commented: “We appreciate the support we have experienced from our lenders and investors as we near the completion of a challenging period related to compliance requirements on our financial filings. Our operational progress in 2006 has been very encouraging and we are looking forward to continued improvement in all areas.”

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®. Its common shares trade under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the company’s operating results. These risks and factors are set forth in documents the Company files with the Security and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

Contact:

Thermadyne Holdings Corporation

Donna Lee, 636-728-3189